EXHIBIT 99.1

INVESTOR CONTACT
Lynda A. Pandolfo
4Kids Entertainment, Inc.
(646) 822-4208
lpandolfo@4kidsent.com

4Kids Entertainment Names Jay Emmett Board Chairman
Interim Chairman Michael Goldstein Retires

Bruce R. Foster Named Interim Chief Executive Officer,
Appointed to Board of Directors

NEW YORK (October 17, 2012) – 4Kids Entertainment, Inc. (Pink Sheets: KIDEQ), the global children’s entertainment and merchandise licensing company, has announced the appointment of Director Jay Emmett to Chairman of the Board of Directors.  Effective September 30, 2012, Michael Goldstein has retired from his positions as the Company’s Interim Chairman, Chairman of the Audit Committee, Board Member, and Member of the Nominating Committee.

“On behalf of 4Kids Entertainment, I want to thank Mr. Goldstein for his years of service to the 4Kids Board of Directors,” said Jay Emmett.  “We are very grateful to Michael for his leadership, guidance and the expertise he brought to our Board," added Emmett.

Newly appointed Chairman, Jay Emmett, has been a 4Kids Board Member for over 12 years.  He has had a long, successful career in the entertainment industry and founded the Licensing Corporation of America, which represented Major League Baseball, National Basketball Association, National Hockey League, and the National Football League Players Association, as well as many entertainment properties including Batman, Superman, and James Bond.  Mr. Emmett has been a member of the International Special Olympics Board for 30 years, and served as President of the Special Olympics from 2007 to 2008.

Bruce R. Foster has been named Interim Chief Executive Officer and been appointed as a member of the Board of Directors; he will continue to serve as Chief Financial Officer.  Mr. Foster joined 4Kids in 2002 and has been instrumental in leading the Company through the bankruptcy process and in developing a strategy to reorganize the Company.

“I am excited about the opportunity to lead the Company out of bankruptcy,” said Mr. Foster.  “Working closely with the Board of Directors, I am focused on developing the underlying business strategy necessary to implement a Plan of Reorganization.  This new business plan creates a unique opportunity for the Company,” added Foster.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Important factors beyond the company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the company's properties and other factors could cause actual results to differ materially from the company's expectations.